SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SYNACOR, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SYNACOR, INC.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

April 30, 2012

Dear Stockholder:

I am pleased to invite you to attend Synacor, Inc.’s 2012 Annual Meeting of Stockholders, to be held on May 24, 2012 at Shea’s Performing Arts Center, 646 Main Street, Buffalo, New York 14202. The meeting will begin promptly at 11:00 a.m., local time. If you wish to attend the meeting to vote in person and need directions, please contact Synacor Investor Relations at (716) 362-3309 or ir@synacor.com.

Enclosed are the following:

•	our Notice of Annual Meeting of Stockholders and Proxy Statement for 2012;

•	our Annual Report on Form 10-K for fiscal year 2011; and

•	a proxy card with a return envelope to record your vote.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully.

Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet according to the instructions in the Proxy Statement, as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

On behalf of the Board of Directors, thank you for your continued support and interest.

Sincerely,

/s/ Ronald N. Frankel
RONALD N. FRANKEL President and Chief Executive Officer

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

T 716.853.1362 F 716.332.0081

http://www.synacor.com

YOUR VOTE IS EXTREMELY IMPORTANT

Please vote by telephone or Internet, or date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that your shares may be voted.

SYNACOR, INC.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 24, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Synacor, Inc., a Delaware corporation (the “Company”). The meeting will be held on May 24, 2012 at 11:00 a.m. local time at Shea’s Performing Arts Center, 646 Main Street, Buffalo, New York 14202 for the following purposes:

1. To elect two (2) members of the Board of Directors to serve until the 2015 annual meeting of stockholders of the Company or until such persons’ successors have been duly elected and qualified.

2. To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012.

3. To transact any other business properly brought before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the 2012 Annual Meeting is April 12, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ William J. Stuart
WILLIAM J. STUART Chief Financial Officer and Corporate Secretary

Buffalo, New York

April 30, 2012

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2012.

The Proxy Statement and Annual Report on Form 10-K are available at http://investor.synacor.com.

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SYNACOR, INC.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 24, 2012 at 11:00 a.m., local time

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the “Board of Directors” or the “Board”) of Synacor, Inc. (sometimes referred to as “we,” the “Company” or “Synacor”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by telephone or on the Internet.

The Company intends to commence mailing to all stockholders of record entitled to vote at the Annual Meeting and to post on the Internet at http://investor.synacor.com our Annual Report on Form 10-K, this Proxy Statement and accompanying proxy card on or about April 30, 2012.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 12, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were 26,880,005 shares of Company common stock (“Common Stock”) outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting. All of the share and per share data in this Proxy Statement (including number of option shares and per-share exercise prices) have been adjusted to reflect the 1-for-2 reverse stock split that took place immediately prior to our initial public offering.

Stockholder of Record: Shares Registered in Your Name

If on April 12, 2012 your shares were registered directly in your name with Synacor’s transfer agent, Registrar and Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 12, 2012 your shares were held in an account at a broker, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. Please refer to the voting instructions provided by your bank or broker. Many organizations enable beneficial owners to give voting instructions via telephone or the Internet as well as in writing. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker, bank or other custodian.

What am I voting on?

There are two matters scheduled for a vote:

•

Proposal No. 1: Election of two (2) members of the Board of Directors to serve as Class I directors until the Company’s 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may withhold your vote from any nominee you specify. You may not vote your proxy “For” the election of any persons in addition to the two named nominees. For Proposal 2, you may vote “For” or “Against” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or by telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote on the Internet, please follow the instructions provided on your proxy card.

•	To vote by telephone, please follow the instructions provided on your proxy card.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

See “Who can vote at the Annual Meeting? – Beneficial Owner: Shares Registered in the Name of a Broker or Bank” for voting instructions if you beneficially own shares held in street name.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of the close of business on April 12, 2012.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the two nominees for director, and “For” ratification of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

Synacor will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, Synacor’s directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Synacor may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may vote again on a later date via the Internet or by telephone.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at Synacor, Inc., 40 La Riviere Drive, Suite 300, Buffalo, New York 14202.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and, with respect to proposals other than the election of directors, “Against” and “Abstain” votes and broker non-votes. For purposes of Proposal 2, “Abstain” votes will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes.

If your shares are held by your broker, bank or other similar organization as your nominee (that is, in “street name”), you will need to follow the voting instructions provided by that organization on how to vote your shares. If you do not provide voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker, bank, or other organization is not permitted to vote on that matter, including the election of directors, without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum would have otherwise been obtained.

How many votes are needed to approve each proposal?

Proposal No. 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected. Stockholders may not cumulate votes in the election of directors. Abstentions and broker non-votes will not be counted toward a nominee’s total.

Proposal No. 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

What are the Board’s voting recommendations?

•	Proposal No. 1: “For” each of the nominees to the Board of Directors.

•	Proposal No. 2: “For” ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares is represented by stockholders present at the meeting or by proxy. On the record date, there were 26,880,005 shares of Common Stock outstanding and entitled to vote. Thus 13,440,003 shares must be represented by stockholders present at the meeting or by proxy to have a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting. In the event we are unable to obtain the final voting results within four business days, we will file the preliminary voting results in a Current Report on Form 8-K within four business days following the Annual Meeting, and will file an amended Form 8-K with the final voting results within four business days after the final voting results are known.

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2013 Annual Meeting of Stockholders?

To be included in our Proxy Statement for the 2013 annual meeting of stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as provided below, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than December 31, 2012, or one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first commenced mailing our proxy statement to stockholders in connection with this year’s Annual Meeting.

How can stockholders submit proposals to be raised at the 2013 Annual Meeting of Stockholders that will not be included in our Proxy Statement for the 2013 Annual Meeting of Stockholders?

To be raised at the 2013 annual meeting of stockholders, stockholder proposals must comply with our amended and restated bylaws (the “Bylaws”). Under our Bylaws, a stockholder must give advance notice to our Corporate Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at the 2013 annual meeting of stockholders. Except as provided below, a stockholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. Since the 2012 Annual Meeting will be held on May 24, 2012, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no earlier than March 10, 2013 and no later than April 9, 2013, in order to be raised at our 2013 annual meeting of stockholders.

What if the date of the 2013 Annual Meeting of Stockholders changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Exchange Act, if the date of the 2013 annual meeting of stockholders changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made. Under our

Bylaws, for stockholder proposals that will not be included in our Proxy Statement, notice of such proposal must be received no later than the close of business on the later of (i) the 90th day prior to the 2013 annual meeting of stockholders or (ii) the 10th day following the day on which public announcement of the meeting is first made.

Does a stockholder proposal require specific information?

With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to our Corporate Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at http://www.synacor.com in the Investor Relations section.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s amended and restated certificate of incorporation (the “Charter”) and Bylaws provide for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. Synacor currently has authorized six directors. The class of directors standing for election at the Annual Meeting currently consists of two directors. Two directors will be elected at the Annual Meeting to serve until the 2015 annual meeting of stockholders of Synacor or until their successors are duly elected and qualified. The directors being nominated for election to the Board of Directors (each, a “Nominee”), their ages as of April 12, 2012, their positions and offices held with Synacor and certain biographical information are set forth below.

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. The two Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Synacor. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than two individuals. For further information about how votes will be counted, please refer above to the section entitled “How many votes are needed to approve each proposal.”

Information Regarding the Nominees

Name	Age	Positions and Offices Held with the Company
Andrew Kau	50	Director
Jordan Levy	56	Director, Chairman of the Board

Andrew Kau has been a member of our board of directors since December 2000. Prior to that period, Mr. Kau served as a director of MyPersonal.com, Inc., one of our predecessor companies, from September 1999 until its acquisition by Chek, Inc. to form Synacor. Mr. Kau has been a managing director at Walden International since 1994. From 1992 to 1994, Mr. Kau was President of Chemical Technologies Ventures. Mr. Kau was a management consultant at Strategic Planning Associates, LLC from 1991 to 1992 and at Booz, Allen and Hamilton Inc. from 1985 to 1987. From 1983 to 1985, Mr. Kau was a research scientist at Systems Planning Corporation. Mr. Kau holds a Sc.B. in Electrical Engineering from BrownUniversity and an M.B.A. from the University of Virginia. We believe Mr. Kau’s experience as a venture capital investor enables him to bring significant technology knowledge to our board. Additionally, Mr. Kau’s lengthy history on our board enables him to provide essential leadership to the board on corporate governance and operational matters.

Jordan Levy has been a member of our board of directors since October 2001 and has served as Chairman of the Board since October 2007. Mr. Levy has been a general partner at Softbank Capital since June 2005. In October 1999, Mr. Levy co-founded Seed Capital Partners LLC and was a managing partner there until May 2005. In July 2007, he was appointed Chairman of the Erie Canal Harbor Development Corporation. From 2004 through 2009 Mr. Levy served on the board of directors of Lorex Technology Inc., a publicly-held company. Mr. Levy holds a B.A. in Political Science from the State University of New York at Buffalo. We believe Mr. Levy’s service on the boards of directors of other public companies and his lengthy history on our board give him a strong understanding of his role as a member of our board and enables him to provide essential strategic and corporate governance leadership to the board. Additionally, Mr. Levy’s experience as a venture capital investor, including at the seed stage, enables him to bring significant technology experience to our board.

The Board Of Directors Recommends A Vote “FOR” Each Named Nominee.

Information Regarding Other Directors Continuing in Office

Set forth below is information regarding each of the continuing directors of Synacor, including his age as of April 12, 2012, the period during which he has served as a director, and certain information as to principal occupations and directorships held by him in corporations whose shares are publicly registered.

Continuing Directors—Term Ending in 2013

Marwan Fawaz, age 49, has been a member of our board of directors since December 2011. Since June 2011, Mr. Fawaz has served as Principal at Fawaz Consulting Services. From August 2006 through March 2011, Mr. Fawaz was an Executive Vice President and Chief Technology Officer at Charter, and served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. From March 2003 until July 2006, Mr. Fawaz served as Senior Vice President and Chief Technical Officer for Adelphia Communications Corporation, or Adelphia. Adelphia filed a petition under Chapter 11 of the Bankruptcy Code in June 2002. From April 2002 to March 2003, he served as Investment Specialist/Technology Analyst for Vulcan, Inc. Mr. Fawaz served as Regional Vice President of Operations for the Northwest Region for Charter from July 2001 to March 2002. From July 2000 to December 2000, he served as Chief Technology Officer for Infinity Broadband. He served as Vice President—Engineering and Operations at MediaOne, Inc. from January 1996 to June 2000. Mr. Fawaz received a B.S. degree in electrical engineering and a M.S. in telecom engineering from CaliforniaStateUniversity—Long Beach. We believe Mr. Fawaz’s significant experience as an executive at Charter, one of our customers, enables him to bring a valuable customer perspective to our board and provides our board with insight into how prospective and existing customers value our product offering.

Michael J. Montgomery, age 57, has been a member of our board of directors since December 2011. Mr. Montgomery serves as president of Montgomery & Co., a media and entertainment investment banking firm, and leads the firm’s media and entertainment practice. Prior to joining the predecessor company to Montgomery & Co. in 1999, Mr. Montgomery was the chief executive officer at Sega GameWorks, a joint venture between Sega, Universal Studios and DreamWorks Studios. Before that, Mr. Montgomery was a senior executive at DreamWorks Studios from 1995 until 1999. Before joining DreamWorks Studios, Mr. Montgomery spent approximately eight years with The Walt Disney Company and its affiliates, where he held a number of senior positions including managing director and chief financial officer of EuroDisney and treasurer of Walt Disney Company. He has previously served on the board of directors of Corus Pharma and Pathogenesis, a public pharmaceutical company that was acquired by Chiron Corporation in 2000. Mr. Montgomery received his M.B.A. from the AmosTuckSchool at DartmouthCollege, where he also received a B.A. degree as Rufus Choate Scholar with magna cum laude honors. Mr. Montgomery is currently a board member of Dreamworks Animation and Chair of the Audit Committee for Dreamworks Animation. We believe that Mr. Montgomery’s experience overseeing a media and entertainment investment banking business give him a unique and valuable insight regarding the Internet and other emerging media businesses. Additionally, we believe Mr. Montgomery’s prior operational experience will be valuable to our board and his experience serving as the Chair of Dreamworks Animation’s Audit Committee will be valuable to our Audit Committee.

Continuing Directors—Term Ending in 2014

Ronald N. Frankel, age 55, has served as a member of our board of directors and as our President and Chief Executive Officer since April 2001. Prior to joining us, Mr. Frankel served as Chief Executive Officer of Perks.com, Inc. from 1998 to 2001. From 1994 to 1998 Mr. Frankel served as President of MGM Interactive, the interactive division of Metro-Goldwyn-Mayer Studios Inc. From 1993 to 1994, Mr. Frankel served as Senior Vice President of Marketing and Sales at Kenfil Distribution. From 1988 to 1991, Mr. Frankel served in several executive positions at Softview, Inc., lastly as Senior Vice President of Marketing and Sales. Mr. Frankel attended the University of California at Berkeley and received a J.D. from the University of Southern California

Law Center. We believe it is appropriate and desirable for our Chief Executive Officer to serve on our board. Additionally, we believe Mr. Frankel’s extensive leadership experience at the Company provides our board with useful insights with respect to management and operations.

Gary L. Ginsberg, age 49, has been a member of our board of directors since December 2011. Mr. Ginsberg has been the Executive Vice President of Corporate Marketing and Communications at Time Warner Inc. since February 2010. From 1999 through late 2009, Mr. Ginsberg served as the Executive Vice President in various capacities at News Corporation. Mr. Ginsberg has also been a managing director at the strategic consulting firm Clark & Weinstock, a senior editor and counsel at George, the magazine, a former Assistant Counsel to President Clinton, and an attorney with Simpson Thacher & Bartlett LLP. Mr. Ginsberg holds an A.B. from Brown University and a J.D. from Columbia University School of Law. Mr. Ginsberg is a member of the boards of directors of the John F. Kennedy Library Foundation, the Newseum, New Visions for Public Schools and New York Cares. In the past five years, Mr. Ginsberg has served on the boards of directors of Vringo, Inc. and Audible, Inc. and on the audit committee of Audible, Inc. We believe Mr. Ginsberg’s significant and high-level experience in the media industry enables him to bring valuable operational and management experience to our board and provides our board with a unique insight into potential partnerships with companies in the media industry.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors is currently composed of six members. Messrs. Fawaz, Ginsberg, Kau, Levy and Montgomery qualify as independent directors in accordance with the published listing requirements of the Nasdaq Stock Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. The directors hold office until their successors have been duly elected and qualified or their earlier death, resignation, retirement, disqualification or other removal.

Board Leadership Structure

We currently have separate individuals serving as Chairman of our Board of Directors and as our principal executive officer. Mr. Levy has served as Chairman of our Board of Directors since October 2007 and Mr. Frankel has served as our President and Chief Executive Officer since April 2001. Under our Corporate Governance Guidelines the positions of Chairman and Chief Executive Officer should be separate, and the Chairman should be selected from the non-employee directors. Because we have separate individuals serving as Chairman of our Board of Directors and as our principal executive officer, we do not have a lead independent director because the responsibilities of a lead independent director are discharged by the Chairman of our Board of Directors.

Risk Oversight Management

Risk is inherent with every business and we face a number of risks, including strategic, financial, operational, legal/compliance and reputational risks. Our management is responsible for the day-to-day management of the risks that we face. Our Board of Directors as a whole has responsibility for the oversight of enterprise risk management, and our Audit Committee is responsible for overseeing the process by which management assesses and manages our exposure to risk, as well as our major financial risk exposures and the steps management takes to monitor and control such exposures, based on consultation with our management and independent auditors. The Board’s and Audit Committee’s oversight roles are supported by management reporting processes that are designed to provide the Board and the Audit Committee visibility into the identification, assessment and management of critical risks.

Information Regarding the Board of Directors and its Committees

Our independent directors periodically meet in executive sessions at which only independent directors are present. The Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The following table provides membership information for each of the Board committees during the fiscal year ended December 31, 2011 and as of April 12, 2012:

	During year ended December 31, 2011			As of April 12, 2012
Name	Audit	Compensation	Corporate Governance and Nominating	Audit	Compensation	Corporate Governance and Nominating
Marwan Fawaz (1)				Member
Ronald N. Frankel
Gary L. Ginsberg (2)					Member
Andrew Kau (3)		Chair	Chair		Chair	Member
Thomas W. Keaveney (4)	Member
Jordan Levy (5)	Member	Member	Member	Member	Member	Chair
Jeff Mallett (6)
Michael J. Montgomery (7)				Chair		Member
Mark Morrissette (8)	Chair
Terri Santisi (9)	Chair
Joseph Tzeng (10)		Member	Member

Notes:

(1)	Mr. Fawaz was elected to the Board of Directors effective December 15, 2011 and appointed to the Audit Committee effective immediately prior to the consummation of our initial public offering.
(2)	Mr. Ginsberg was elected to the Board of Directors effective December 15, 2011 and appointed to the Compensation Committee effective immediately prior to the consummation of our initial public offering.
(3)	Mr. Kau resigned as chair of the Corporate Governance and Nominating Committee effective immediately prior to the consummation of our initial public offering.
(4)	Mr. Keaveney was appointed to the Audit Committee effective November 1, 2011. Mr. Keaveney resigned from the Board of Directors and all committee memberships effective immediately prior to the consummation of our initial public offering.
(5)	Mr. Levy was appointed chair of the Corporate Governance and Nominating Committee effective immediately prior to the consummation of our initial public offering.
(6)	Mr. Mallett resigned from the Board of Directors effective June 15, 2011.
(7)	Mr. Montgomery was elected to the Board of Directors effective December 30, 2011 and appointed to the Audit Committee as chair, effective immediately prior to the consummation of our initial public offering.
(8)	Mr. Morrissette served on the Audit Committee throughout 2011 and was appointed chair of the Audit Committee effective June 15, 2011. Mr. Morrissette resigned from the Board of Directors and all committee memberships and chairs effective immediately prior to the consummation of our initial public offering.
(9)	Ms. Santisi resigned from the Board of Directors and all committee memberships effective June 15, 2011.
(10)	Mr. Tzeng resigned from the Board of Directors and all committee memberships effective immediately prior to the consummation of our initial public offering.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each of the Audit, Compensation and Corporate Governance and Nominating Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Synacor. Each committee of the Board of Directors has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at http://www.synacor.com in the Investor Relations section.

Audit Committee

The Audit Committee of our Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our Audit Committee is responsible for reviewing our disclosure controls and procedures and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee has oversight for our code of business conduct and is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters, federal securities laws (including any rules or regulations thereunder), the disclosures we are required to make to our stockholders as a public company and any other securities matters related to our code of business conduct, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing or securities laws matters. In addition, our Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our Audit Committee also is responsible for reviewing and approving all related party transactions in accordance with our related party transactions approval policy.

The current members of the Audit Committee are Messrs. Fawaz, Levy and Montgomery, each of whom is independent for Audit Committee purposes under the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of Nasdaq. Mr. Montgomery currently chairs the Audit Committee. The Audit Committee met four times during the fiscal year ended December 31, 2011.

The Board of Directors has determined that Mr. Montgomery is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Mr. Montgomery any duties, obligations or liability that are greater than are generally imposed on him as members of the Audit Committee and the Board of Directors.

Compensation Committee

The purpose of the Compensation Committee of our Board of Directors is to assist our Board of Directors with certain responsibilities relating to executive compensation policies and programs. Among other things, specific responsibilities of our Compensation Committee include evaluating the performance of our Chief Executive Officer and, subject to review by the Board, determining our Chief Executive Officer’s compensation. In consultation with our Chief Executive Officer, it also, subject to review by the Board, determines the compensation of our other executive officers. In addition, our Compensation Committee administers our equity compensation plans and has the authority to grant equity awards and approve modifications of such awards under our equity compensation plans, subject to the terms and conditions of any equity award policy adopted by our Board of Directors. Our Compensation Committee also reviews and approves various other compensation policies and matters.

The current members of our Compensation Committee are Messrs. Ginsberg, Kau and Levy. Mr. Kau currently chairs the Compensation Committee. Each of Messrs. Ginsberg, Kau and Levy is an “independent director” under the applicable rules and regulations of Nasdaq, a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee met three times during the fiscal year ended December 31, 2011.

Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

The Compensation Committee has retained Frederic W. Cook & Co. as its independent compensation consultant. The consultant provides the committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs. The consultant is engaged solely by the Compensation Committee and does not provide any services directly to the Company or its management.

The Compensation Committee has assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the company.

Compensation Committee Interlocks and Insider Participation

Compensation decisions during the year ended December 31, 2011 pertaining to executive officer compensation were made by our board of directors. Mr. Frankel, our President and Chief Executive Officer, was also on our Board of Directors during the year ended December 31, 2011. As such, Mr. Frankel participated in deliberations of our Board of Directors concerning executive officer compensation.

During 2011, Messrs. Kau, Levy and Tzeng served on the Compensation Committee of our Board of Directors. None of these individuals is currently or has been at any time one of our officers or employees. None of our executive officers has ever served or will serve as a member of the Board of Directors or Compensation Committee (or committee serving a similar function) of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of our Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our Board of Directors, and evaluates the performance of our Board of Directors and individual directors. Our Corporate Governance and Nominating Committee also is responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our Board of Directors concerning corporate governance matters.

The current members of our Corporate Governance and Nominating Committee are Messrs. Kau, Levy and Montgomery, each of whom is independent under the listing standards of Nasdaq. Mr. Levy currently chairs the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met two times during the fiscal year ended December 31, 2011.

The Corporate Governance and Nominating Committee believes that members of the Board of Directors should have certain minimum qualifications, including having the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value, and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Corporate Governance and Nominating Committee also considers such other guidelines and various and relevant career experience, relevant skills, such as an understanding of the telecommunications and high-speed Internet provider industries, financial expertise, diversity and local and community ties. While we do not maintain a formal policy requiring the consideration of diversity in identifying nominees for director, diversity is, as noted above, one of the factors our Corporate Governance and Nominating Committee considers in conducting its assessment of director nominees. We view diversity expansively to include those attributes that we believe will contribute to a Board of Directors that, through a variety of backgrounds, viewpoints, professional experiences, skills, educational experiences and other such attributes, is best able to guide the Company and its strategic direction. Candidates for director nominees are reviewed in the context of the current make-up of the Board of Directors. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee also reviews such directors’ overall performance during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships or transactions that might impair such directors’ independence.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Corporate Governance and Nominating Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Corporate Governance and Nominating Committee, pursuant to the Company’s Corporate Governance Guidelines, the stockholder recommendation should be delivered to the Secretary of the Company at the principal executive offices of the Company, and should include:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board of Directors;

•	The director candidate’s written consent to (A) if selected, be named in the Company’s proxy statement and proxy and (B) if elected, serve on the Board of Directors; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Meetings of the Board of Directors

The Board of Directors met eleven times during the fiscal year ended December 31, 2011. During the fiscal year ended December 31, 2011, each director then in office attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

Code of Business Conduct

The Board of Directors has adopted a code of business conduct. The code of business conduct applies to all of our employees, officers and directors. The full text of our code of business conduct is posted on our website at http://www.synacor.com under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of these provisions, at the same location on our website identified above and also in public filings.

Stockholder Communications With the Board of Directors

Stockholders may communicate with our Board of Directors, either generally or with a particular director, by writing to the following address:

The Board of Directors

c/o Corporate Secretary

Synacor, Inc.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

Each such communication should set forth (i) the name and address of such stockholder, as they appear on the Company’s books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of the Company’s stock that are owned of record by such record holder and beneficially by such beneficial owner.

The person receiving such stockholder communication shall, in consultation with appropriate members of the Board of Directors as necessary, generally screen out communications from stockholders to identify communications that are (i) solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders, or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the Board of Directors and the Company.

Attendance at Annual Meeting of Stockholders by the Board of Directors

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders. Directors are encouraged, but not required, to attend the annual meeting of stockholders.

Compensation of Directors

The following table sets forth the total compensation earned by each person who served as a director during the fiscal year ended December 31, 2011, other than a director who also served as a named executive officer. We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending board and committee meetings.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)(3)		Total ($)
Jordan Levy	25,000	29,050	(4)	54,050
Marwan Fawaz	—	83,000	(5)	83,000
Gary L. Ginsberg	—	83,000	(6)	83,000
Andrew Kau	—	83,000	(7)	83,000
Thomas W. Keaveney	—	83,000	(8)	83,000
Jeff Mallett	25,000	—		25,000
Michael J. Montgomery	—	83,000	(9)	83,000
Mark Morrissette	—	83,000	(10)	83,000
Terri Santisi	25,000	—		25,000
Joseph Tzeng	—	83,000	(11)	83,000

Notes:

(1)	We paid each of Jordan Levy, Jeff Mallett and Terri Santisi an annual retainer of $25,000 for serving on our board of directors.
(2)	The amounts in this column represent the aggregate grant date fair value of option awards granted to the director in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 9 of the Notes to the Financial Statements included in our Annual Report on Form 10-K filed on March 30, 2012 for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.
(3)	As of December 31, 2011, the above-listed directors held outstanding options to purchase the following number of shares of our common stock: Jordan Levy (249,223), Marwan Fawaz (50,000), Gary Ginsburg (50,000), Andrew Kau (50,000), Thomas W. Keaveney (50,000), Jeff Mallett (0), Michael Montgomery (50,000), Mark Morrissette (50,000), Terri Santisi (0) and Joseph Tzeng (50,000).
(4)	Reflects an option to purchase 17,500 shares of our common stock granted to Mr. Levy on August 16, 2011, at an exercise price of $3.32 per share. The option vests in annual installments following the completion by Mr. Levy of each of three years of service following September 1, 2011. The option will vest in full if we experience a change of control while Mr. Levy remains in service to us.

(5)	Reflects an option to purchase 50,000 shares of our common stock granted to Mr. Fawaz on December 15, 2011, at an exercise price of $5.96 per share. The option vests over four years of service after December 1, 2011, with 25% upon completion of 12 months of service and in 36 equal monthly installments thereafter.
(6)	Reflects an option to purchase 50,000 shares of our common stock granted to Mr. Ginsberg on December 15, 2011, at an exercise price of $5.96 per share. The option vests over four years of service after December 1, 2011, with 25% upon completion of 12 months of service and in 36 equal monthly installments thereafter.
(7)	Reflects an option to purchase 50,000 shares of our common stock granted to Mr. Kau on August 16, 2011, at an exercise price of $3.32 per share. The option was subject to vesting in annual installments following the completion by Mr. Kau of each of three years of service following September 1, 2011. The option would have vested in full if we experienced a change of control while Mr. Kau remained in service to us. Further, the option would vest in full if Pacven Walden Ventures IV, L.P. (“Walden”) ceased to have the right to nominate a director to our board during Mr. Kau’s service as a director. If Mr. Kau’s service with Walden terminated, or if Mr. Kau’s service as a director ended, but in each case Walden retained the right to nominate a director to our board, no vesting acceleration would have occurred. The option became fully vested on February 15, 2012, when Walden ceased to have a right to nominate a director to our board.
(8)	Reflects an option to purchase 50,000 shares of our common stock granted to Mr. Keaveney on August 16, 2011, at an exercise price of $3.32 per share. If Mr. Keaveney had remained on our board, the option would have vested in annual installments following the completion by Mr. Keaveney of each of three years of service following September 1, 2011. The option would have vested in full if we experienced a change of control while Mr. Keaveney remained in service to us. Further, the option would vest in full if Advantage Capital New York Partners I, L.P. and Advantage Capital New York Partners II, L.P. (together, “Advantage”) ceased to have the right to nominate a director to our board during Mr. Keaveney’s service as a director. If Mr. Keaveney’s service with Advantage had terminated, or if Mr. Keaveney’s service as a director had ended, but in each case Advantage retained the right to nominate a director to our board, no vesting acceleration would have occurred. The option became fully vested on February 15, 2012, when Advantage ceased to have a right to nominate a director to our board prior to Mr. Keaveney’s resignation.
(9)	Reflects an option to purchase 50,000 shares of our common stock granted to Mr. Montgomery on December 30, 2011, at an exercise price of $5.96 per share. The option vests over four years of service after January 1, 2012, with 25% upon completion of 12 months of service and in 36 equal monthly installments thereafter.
(10)	Reflects an option to purchase 50,000 shares of our common stock granted to Mr. Morrissette on August 16, 2011, at an exercise price of $3.32 per share. If Mr. Morrissette had remained on our board, the option would have vested in annual installments following the completion by Mr. Morrissette of each of three years of service following September 1, 2011. The option would have vested in full if we experienced a change of control while Mr. Morrissette remained in service to us. Further, the option would vest in full if North Atlantic Venture Fund III and North Atlantic SBIC IV, L.P. (together, “North Atlantic”) ceased to have the right to nominate a director to our board during Mr. Morrissette’s service as a director. If Mr. Morrissette’s service with North Atlantic terminated, or if Mr. Morrissette’s service as a director had ended, but in each case North Atlantic retained the right to nominate a director to our board, no vesting acceleration would have occurred. The option became fully vested on February 15, 2012, when North Atlantic ceased to have a right to nominate a director to our board prior to Mr. Morrissette’s resignation.
(11)

Reflects an option to purchase 50,000 shares of our common stock granted to Mr. Tzeng on August 16, 2011, at an exercise price of $3.32 per share. If Mr. Tzeng had remained on our board, the option would have vested in annual installments following the completion by Mr. Tzeng of each of three years of service following September 1, 2011. The option would have vested in full if we experienced a change of control while Mr. Tzeng remained in service to us. Further, the option would vest in full if Crystal Internet Venture Fund II (BVI), L.P. and Crystal Internet Venture Fund II (BVI), Crystal Vision, L.P. (together, “Crystal”) ceased to have the right to nominate a director to our board during Mr. Tzeng’s service as a director. If Mr. Tzeng’s service with Crystal terminated, or if Mr. Tzeng’s service as a director had ended, but in each case Crystal retained the right to nominate a director to our board, no vesting acceleration would have occurred. The option became fully vested on February 15, 2012, when Crystal ceased to have a right to nominate a director to our board prior to Mr. Tzeng’s resignation.

In November 2011, we approved the following annual cash compensation for non-employee directors as well as an annual stock option grant of 5,000 shares to be granted at our annual meeting, in each case to be effective following the closing of our initial public offering. In addition, our non-employee directors will also be eligible for an initial stock option grant of up to 50,000 shares, to be granted at the first board meeting occurring on or following such director’s initial election to our Board of Directors. All such options vest over four years of service, with 25% vesting after completion of one year of service and the remainder vesting monthly over an additional three years of service.

•	Board member: $35,000;

•	Non-employee chairman of the board: $35,000;

•	Audit committee member: $7,500;

•	Audit committee chair: $15,000;

•	Compensation committee member: $6,500;

•	Compensation committee chair: $12,500;

•	Nominating and corporate governance committee member: $3,500; and

•	Nominating and corporate governance committee chair: $7,500.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since Synacor’s fiscal year 2006. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees we paid to Deloitte & Touche LLP, our independent registered public accounting firm, for professional services provided during our fiscal years ended December 31, 2011 and December 31, 2010:

	Fiscal 2011	Fiscal 2010
	(In thousands)
Audit fees (1)	$258	$178
Audit-related fees (2)	593	—
Tax fees	—	—
All other fees	—	—

Total fees	$851	$178

Notes:

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual financial statements and review of the quarterly financial statements that are normally provided by Deloitte &Touche LLP in connection with regulatory filings or engagements.
(2)	Audit-related fees relate to assurance and related services that are reasonably related to the audit or review of our financial statements. The amount for fiscal 2011 includes fees for services rendered related to our initial public offering.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Deloitte & Touche LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Deloitte & Touche LLP or on an individual case-by-case basis before Deloitte & Touche LLP is engaged to provide a service. All audit, audit-related and tax services were pre-approved by the Audit Committee. The Audit Committee has determined that, subject to reasonable limits, the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accounting firm’s independence.

The Board Of Directors Recommends A Vote “FOR” The Ratification Of The Appointment of

Deloitte & Touche LLP As Synacor’s Independent Registered Public Accounting Firm For

Its Fiscal Year Ending December 31, 2012.

Audit Committee Report

The Audit Committee of the Board of Directors currently consists of the three non-employee directors named below. The Board of Directors annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Mr. Montgomery is an audit committee financial expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee’s function is more fully described in the Audit Committee Charter, which the Board of Directors has adopted and which the Audit Committee reviews on an annual basis.

The Company’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (“10-K”).

The Audit Committee has also reviewed and discussed with Deloitte & Touche LLP the audited financial statements in the 10-K and the audit results. In addition, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by PCAOB AU Section 380, Communication with Audit Committees, Rule 2-07, Communication with Audit Committees, of Regulation S-X, and other PCAOB Rules and Standards. Upon completing these activities, the Audit Committee concluded that Deloitte & Touche LLP is independent from the Company and its management.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s 10-K and filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Marwan Fawaz

Jordan Levy

Michael J. Montgomery

EXECUTIVE OFFICERS

The names of the executive officers of Synacor who are not also directors of Synacor and certain information about each of them as of April 12, 2012 are set forth below:

William J. Stuart, age 60, has served as our Chief Financial Officer since August 2011. From 2006 to 2011, Mr. Stuart served as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Secretary for Avici Systems, Inc. (now Soapstone Networks, Inc.), or Soapstone, a publicly-held company. He also served as Soapstone’s President and on Soapstone’s board of directors from 2009 to 2011. From 2001 to 2006, Mr. Stuart was a partner at Still River Fund, a Boston-based venture capital firm. He has previously served as chief financial officer of the publicly-held Telco Systems (acquired by World Access, Inc.) as well as three privately-held technology companies. Mr. Stuart has a B.A. from Boston College and an M.B.A. from Northeastern University.

Scott A. Bailey, age 44, has served as our Chief Operating Officer since October 2010. From 2007 to 2010, Mr. Bailey served as Senior Vice President and General Manager at Comcast.net, a division of Comcast Corporation, or Comcast. Prior to Comcast, from 2001 to 2007, Mr. Bailey served as Vice President and General Manager at Turner Sports Interactive, a division of Turner Broadcasting, where he managed a portfolio of web properties including NASCAR.com, PGATOUR.com and PGA.com. Mr. Bailey attended Bowling Green State University.

George G. Chamoun, age 37, has served as our Executive Vice President of Sales and Marketing since June 2009. From our acquisition of MyPersonal in December 2000 to June 2009, Mr. Chamoun served as our Senior Vice President of Client Services. Mr. Chamoun was co-founder of Chek and served as its President from January 1998 until such acquisition. Mr. Chamoun holds a B.A. in Political Science from the State University of New York at Buffalo.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our Common Stock as of April 12, 2012 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 12, 2012 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage beneficially owned is based on 26,880,005 shares of common stock outstanding on April 12, 2012 plus shares of common stock otherwise deemed outstanding under applicable SEC rules. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Synacor, Inc., 40 La Riviere Drive, Suite 300, Buffalo, New York 14202.

	Beneficial Ownership
Name of Beneficial Owner	Number	Percent
5% Stockholders
Entities associated with Walden International (1)	4,376,420	16.3%
Entities associated with Crystal Internet Ventures (2)	3,788,538	14.1%
Entities associated with Advantage Capital (3)	2,557,698	9.5%
Intel Corporation (4)	1,983,157	7.4%
Entities associated with North Atlantic Capital (5)	1,348,897	5.0%
Directors and Named Executive Officers
Ronald N. Frankel (6)	1,684,703	6.2%
Marwan Fawaz (7)	50,000	0.2%
Gary L. Ginsberg (8)	50,000	0.2%
Andrew Kau (9)	4,426,420	16.4%
Jordan Levy (10)	359,934	1.3%
Michael J. Montgomery (11)	70,000	0.3%
Scott Bailey (12)	345,556	1.3%
George Chamoun (13)	530,745	2.0%
William J. Stuart (14)	174,640	0.6%
All current directors and named executive officers as a group (9 persons)(15)	7,691,998	27.2%

Notes:

(1)

Represents 71,646 shares held by Pacven Walden Ventures IV Associates Fund, L.P. (“Pacven IV Associates Fund”), 3,843,492 shares held by Pacven Walden Ventures IV, L.P. (“Pacven IV”), 230,641 shares held by WIIG-TDF Partners LLC (“WIIG-TDF”) and 230,641 shares held by Walden EDB Partners

II, L.P. (“EDB II”). The general partner of Pacven IV Associates Fund and Pacven IV is Pacven Walden Management II, L.P. (“Pacven Management II”). The general partner of EDB II is Walden Management, LLC. The general partner of Pacven Management II is Pacven Walden Management Co., Ltd. (“Pacven Walden Management”). The manager of Walden Management, LLC is Pacven Walden Management. Lip-Bu Tan is the sole director of Pacven Walden Management and he shares voting and investment power with respect to the shares held by Pacven IV, Pacven IV Associates Fund and EDB II with the other members of the investment committee of Pacven Walden Management. Each of Lip-Bu Tan, Andrew Kau (who is also a member of our board of directors), Hock Voon Loo and Brian Chiang is a member of the investment committee of Pacven Walden Management. The manager of WIIG-TDF is WIIG Management Co. Ltd. Lip-Bu Tan is the sole director of WIIG Management Co. Ltd. and shares voting and investment power with respect to the shares held by WIIG-TDF with Andrew Kau. The address for entities associated with Walden International is One California Street, Suite 2800, San Francisco, CA 94111.
(2)	Represents 261,853 shares held by Crystal Internet Venture Fund II (BVI), Crystal Vision, L.P. (“CVLP”), and 3,526,685 shares held by Crystal Internet Venture Fund II (BVI), L.P. (“CIVF”). The general partner of CVLP and CIVF is Crystal Venture II, Ltd. (“CVII”). The Class A members of CVII, which have all voting rights of CVII, are Daniel Kellogg and Joseph Tzeng. By virtue of their voting power over the membership interests of CVII, each of these individuals may be deemed to have voting and investment power with respect to the shares held of record by CVLP and CIVF. The address for entities associated with Crystal Internet Ventures is 1120 Chester Avenue, Suite 418, Cleveland, OH 44114.
(3)	Represents 2,125,186 shares held by Advantage Capital New York Partners I, L.P. (“Advantage I”) and 432,512 shares held by Advantage Capital New York Partners II, L.P. (“Advantage II”). The sole general partner of Advantage I is Advantage Capital New York GP-I, LLC (“Advantage GP I”), and the sole general partner of Advantage II is Advantage Capital New York GP-II, LLC (“Advantage GP II”). Advantage GP I and Advantage GP II, in their respective capacities as general partner of Advantage I and Advantage II, exercise investment discretion and control of the shares beneficially owned by Advantage I and Advantage II. Steven T. Stull and Scott A. Zajac hold all of the ownership interests, including voting interests, of Advantage GP I and, therefore, may be deemed to have voting and investment power with respect to the shares held of record by Advantage I and Steven T. Stull and Maurice E. Doyle hold all of the ownership interests, including voting interests, of Advantage GP II and, therefore, may be deemed to have voting and investment power with respect to the shares held of record by Advantage II. The address for entities associated with Advantage Capital Partners is 909 Poydras Street, Suite 2230, New Orleans, LA 70112.
(4)	Represents 1,983,157 shares held by Intel Capital (Cayman) Corporation (formerly known as Intel Capital Corporation), a wholly-owned subsidiary of Intel Corporation. The address for entities associated with Intel Corporation is 2200 Mission College Boulevard, Santa Clara, CA 95052.
(5)	Represents 470,821 shares held by North Atlantic Venture Fund III, A Limited Partnership (“NAVF”), 828,076 shares held by North Atlantic SBIC IV, L.P. (“NASBIC”) and 50,000 shares held by Mark Morrissette. The general partner of NAVF is North Atlantic Investors III, LLC. The general partner of NASBIC is North Atlantic Investors SBIC IV, LLC. The managers of North Atlantic Investors III, LLC and North Atlantic Investors SBIC IV, LLC are David M. Coit and Mark J. Morrissette. Each of these individuals exercises shared voting and investment power over the shares held of record by NAVF and NASBIC. The address for entities associated with North Atlantic Capital is 2 City Center, 5th Floor, Portland, ME 04105.
(6)	Represents 1,292,218 shares held by Mr. Frankel and 392,485 shares issuable upon exercise of stock options issued to Mr. Frankel and exercisable within 60 days of April 12, 2012, 114,760 of which shares remained subject to vesting as of April 12, 2012. The shares set forth in the table do not include 60,240 shares issuable upon exercise of stock options granted to Mr. Frankel on August 16, 2011, which become exercisable on a series of dates after December 31, 2012.
(7)	Represents 50,000 shares issuable upon exercise of stock options issued to Mr. Fawaz and exercisable within 60 days of April 12, 2012, 50,000 of which shares remained subject to vesting as of April 12, 2012.
(8)	Represents 50,000 shares issuable upon exercise of stock options issued to Mr. Ginsberg and exercisable within 60 days of April 12, 2012, 50,000 of which shares remained subject to vesting as of April 12, 2012.

(9)	Includes 50,000 shares issuable upon exercise of stock options issued to Mr. Kau and exercisable within 60 days of April 12, 2012, none of which shares remained subject to vesting as of April 12, 2012. See footnote (1) regarding Mr. Kau’s relationship with Walden International. The address for Mr. Kau is c/o Walden International, 361 Lytton Avenue, 2nd Floor, Palo Alto, CA 94301.
(10)	Includes 97,500 shares issuable upon exercise of stock options issued to Mr. Levy and exercisable within 60 days of April 12, 2012, 51,000 of which shares remained subject to vesting as of April 12, 2012. Also includes 183,870 shares held of record by JoRon Management LLC (“JoRon”), 75,862 shares held by Mr. Levy and 2,702 shares held by Mr. Levy’s son, Jacob Francis Levy. Jordan Levy and Ron Schreiber are the managers of JoRon and may therefore be deemed to beneficially own the shares held of record by JoRon. The address for Mr. Levy is One HSBC Center, Suite 3850, Buffalo, NY 14203.
(11)	Represents 20,000 shares held or beneficially owned by Mr. Montgomery and 50,000 shares issuable upon exercise of stock options issued to Mr. Montgomery and exercisable within 60 days of April 12, 2012, 50,000 of which shares remained subject to vesting as of April 12, 2012.
(12)	Represents 15,000 shares held by Mr. Bailey and 330,556 shares issuable upon exercise of stock options issued to Mr. Bailey and exercisable within 60 days of April 12, 2012, 188,890 of which shares remained subject to vesting as of April 12, 2012. The shares set forth in the table do not include 69,444 shares issuable upon exercise of stock options granted to Mr. Bailey on November 18, 2010, which become exercisable on a series of dates after December 31, 2012.
(13)	Represents 287,501 shares held by Mr. Chamoun and 243,244 shares issuable upon exercise of stock options issued to Mr. Chamoun and exercisable within 60 days of April 12, 2012, 60,240 of which shares remained subject to vesting as of April 12, 2012. The shares set forth in the table do not include 39,760 shares issuable upon exercise of stock options granted to Mr. Chamoun on August 16, 2011, which become exercisable on a series of dates after December 31, 2012.
(14)	Represents 15,000 shares held or beneficially owned by Mr. Stuart and 159,640 shares issuable upon exercise of stock options issued to Mr. Stuart and exercisable within 60 days of April 12, 2012, 159,640 of which shares remained subject to vesting as of April 12, 2012. The shares set forth in the table do not include 90,360 shares issuable upon exercise of stock options granted to Mr. Stuart on August 16, 2011, which become exercisable on a series of dates after December 31, 2012.
(15)	Represents 1,423,425 shares issuable upon exercise of stock options exercisable within 60 days of April 12, 2012, 724,530 of which shares remained subject to vesting as of April 12, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock.

The Company believes that all requirements under Section 16(a) of the Securities and Exchange Act of 1934 applicable to directors and executive officers of the Company were complied with by such persons during the last fiscal year, except that Mr. Levy filed late a report on Form 4 with respect to 2,100 shares acquired by his spouse in an IRA account in February 2012. In making this disclosure, the Company has relied on written representations by or on behalf of its directors and executive officers and copies of reports filed.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation components and the decisions with respect to our named executive officers’ compensation for fiscal year 2011. The compensation provided to our named executive officers for 2011 is set forth in detail in the Summary Compensation Table and other tables and accompanying footnotes and narrative that follow this section.

Our executive officers whose compensation is discussed in this section and included in the compensation tables that follow this section, whom we refer to as our “named executive officers,” are:

Ronald N. Frankel, our President and Chief Executive Officer

William J. Stuart, our Chief Financial Officer

Scott A. Bailey, our Chief Operating Officer, and

George G. Chamoun, our Executive Vice President of Sales and Marketing.

We hired Mr. Stuart as our Chief Financial Officer in August 2011. Mr. Frankel fulfilled this function for us in 2011 prior to our hiring of Mr. Stuart.

General Overview

Historically, our executive compensation programs have emphasized variable compensation, which comprises two primary components of our programs: annual cash incentive bonuses and equity compensation in the form of stock options. As with similar companies that have recently had an initial public offering, our pre-IPO board of directors generally held base salaries to a low level relative to market comparables, as discussed below, reviewing them and generally providing for modest annual increases based upon merit, internal pay equity, performance and market conditions. Our board’s practice typically has been to grant additional equity awards to executive officers as their prior equity awards become fully vested rather than to make annual “refresher” grants. Because our executives’ base salaries have remained relatively low and because our board of directors has made grants of additional equity awards relatively infrequently, our board focuses careful attention on our annual cash incentive bonus program, tying its objectives to our annual operating plan. We expect that this may change now that we are a public company with more emphasis on cash compensation and a use of additional types of long-term incentives.

As described in more detail below, early in fiscal year 2011, two of our three named executive officers who were in their positions at the beginning of the year received base salary increases. Bonus targets, as a percentage of base salary, did not change in 2011 for these three named executive officers compared with 2010 levels. For 2011, we exceeded our financial and non-financial goals, and therefore the officers received amounts greater than their target bonus. In August 2011, we hired a new Chief Financial Officer, Mr. Stuart.

Early in fiscal year 2011, as part of its annual compensation review, our board of directors approved base salary increases and, because many of our executive officers were by then almost fully vested in all of their equity awards, its compensation committee in August 2011 approved new equity awards for our chief executive officer, Mr. Frankel, and our executive vice president of sales and marketing, Mr. Chamoun. Such equity awards were designed, in part, to provide additional retention incentives to each executive officer to remain with us following the completion of our initial public offering. In addition, our board approved an $87,835 one-time bonus to Mr. Frankel in the first quarter of 2012 and a $50,000 one-time bonus to Mr. Chamoun during the third quarter of 2011 to reward each executive for completing certain significant business transactions in 2011.

Compensation Philosophy and Objectives

Because we compete in a new and rapidly evolving market, which is growing significantly and is highly competitive, we continually refine our business model with the goals of fostering the growth of our unique visitors, search queries and advertising impressions; developing new products on alternative platforms; increasing our direct advertising sales; and continuing to expanding our domestic and international operations. Our ability to compete and succeed in this market is directly tied to our ability to recruit, reward and retain a highly-talented team of sales, marketing, technical, financial and operational professionals.

Our compensation philosophy is therefore designed to attract high-caliber talent with the skills, judgment and dedication to help us achieve our business goals and reward those who continue to perform at or above our expectations and contribute to our long-term success. The various elements of our compensation program permit us to recognize and reward individual achievements within the framework of the Company’s financial and business goals.

Our executive compensation program is designed to achieve three key objectives:

•	attracting, rewarding, motivating and retaining talented and experienced individuals whose knowledge, skills and abilities are critical to our success and long-term value creation;

•	focusing our executive team on achievement of long-term and short-term financial and business goals, thereby aligning their interests with those of our stockholders; and

•	allowing the level of compensation received by our named executive officers to reflect individual contribution and performance.

As mentioned above, our compensation programs to date have emphasized variable rather than fixed compensation. Because we have been in operation more than ten years, our long-term named executive officers have become fully vested over time in their equity compensation awards, which has two consequences for us. First, it requires that our board of directors consider from time to time whether to grant additional equity awards to our long-term named executive officers to ensure that we have effective retention arrangements in place. For example, Mr. Frankel and Mr. Chamoun both received stock option grants in 2007, which became fully vested in the first quarter of 2012, prompting the compensation committee of our board of directors to approve the grant to them of additional stock option awards in the third quarter of 2011. Second, our board of directors ties our annual cash incentive bonus program closely to our annual operating plan, which results in annual bonus payments that our board of directors believes reflect our achievements over the relevant fiscal year. This emphasis on variable compensation has been chosen because our board of directors has believed it to be the most effective way to motivate, focus and reward our executive officers on achieving both our short- and long-term objectives. The individual components of our programs, as well as the mix and relative weighting of these components, have not been determined on the basis of a specific formula. Similarly, we have not had any policy or guidelines for allocating compensation between cash and non-cash components, or among different forms of non-cash compensation. Rather, our board of directors has considered, in making compensation decisions, some or all of the following factors (in no particular order):

• Internal equity and consistency	• Individual potential

• Cash resources	• Market information

• Stockholder dilution	• Corporate performance

• Individual performance	• Financial performance

This multi-factor approach allows us to review and structure each named executive officer’s compensation package to attract and retain that individual. Increasingly, we are required to attract talent from larger, including publicly-traded, companies and across ever-expanding geographies. In order to succeed, we believe it is becoming increasingly necessary to offer a greater amount and proportion of base salary as well as competitive target cash bonus levels. At the same time, as a technology company, it is an important feature of our culture and history to foster an ownership mentality, and so we continue to emphasize equity compensation. Now that we are a publicly-traded company, we will continue to evaluate our philosophy, objectives and design as circumstances require. At a minimum, we expect to review our executive compensation program annually to consider whether it is consistent with the philosophy described above and whether it is meeting our business needs.

Compensation-Setting Processes

Role of Our Board of Directors. Prior to our initial public offering, our board of directors retained authority to approve compensation paid to our executive officers and generally approved, after considering its compensation committee’s and Mr. Frankel’s recommendations, compensation decisions for our named executive officers. In this capacity, our board of directors has determined the overall annual budget including targeted compensation for our executive officers, reviewed corporate and individual performance against goals established at the beginning of each fiscal year, and approved annual, hiring process and other compensation actions taken with respect to our named executive officers.

While its role prior to our initial public offering was largely one of making recommendations on specific compensation decisions to the board for its consideration and approval, the compensation committee has taken an active role in the compensation-setting process, undertaking on behalf of the board the responsibilities of reviewing corporate and individual achievement in the context of the compensation-setting process, reviewing and evaluating compensation market data, proposing the structure of and reviewing achievement under our annual incentive cash bonus program, and making recommendations regarding changes in base salary and additional equity grants to our named executive officers. After having been delegated authority to do so by our board, the compensation committee approved, in the third quarter of 2011, stock option grants to certain of our named executive officers.

Our chief executive officer, as the manager of the executive team, assessed each executive officer’s contributions on a corporate, departmental and individual level and made recommendations to the board of directors with respect to merit increases in salary and annual bonus award amounts to be made to the other executive officers. The board of directors evaluated, discussed and modified or approved those recommendations and conducted a similar evaluation of the chief executive officer’s own contributions to the corporate goals.

With respect to compensation decisions for fiscal year 2011, including in connection with structuring and negotiating the compensation package offered to Mr. Stuart at the time he was hired in August 2011, the compensation committee obtained and reviewed competitive market data (as described further under “Peer Group and Market Data” below), reviewed current executive officer compensation packages, and considered both internal equity among the executive officer team and the recommendations made by our chief executive officer. Based on its review, the compensation committee recommended a compensation package for Mr. Stuart to our board of directors. Our board approved the committee’s recommendation.

Following the completion of our initial public offering, our board’s compensation committee has taken primary responsibility for executive officer compensation decisions. See “Corporate Governance—Compensation Committee” above.

Role of Management. Our chief executive officer and vice president of human resources have supported our board of directors in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. Our finance department works with our chief executive officer and vice president of human resources to gather financial and operational data that the chief executive officer reviews in making his recommendations. As described above, the chief executive officer made recommendations to the board’s compensation committee with respect to the compensation of other executive officers but did not participate in the determination of his own compensation.

We expect that the chief executive officer, vice president of human resources and other appropriate personnel will support the board’s compensation committee in a similar manner in the future.

Role of Compensation Consultant. From time to time since 2007, our board of directors has worked with the compensation consulting firm of Frederic W. Cook. Although neither the board nor its compensation committee worked with this firm in its assessment of fiscal year 2011 compensation, they have currently engaged Frederic W. Cook to assist with our 2012 executive compensation review. Except for the consulting services provided to the compensation committee, Frederic W. Cook did not perform any other services for the Company or its management. In connection with this review, which began during the third quarter of 2011, Frederic W. Cook prepared an executive compensation assessment analyzing current cash and equity compensation for our senior management team and developed a peer group of comparable companies. This information was used by the compensation committee in connection with its approval of additional equity grants to Mr. Frankel and Mr. Chamoun, and with respect to Mr. Stuart’s initial equity grant, in August 2011 and will be used as a point of comparison against which our compensation programs can be compared for purposes of setting fiscal year 2012 compensation. The peer group is discussed below.

The compensation committee has the authority under its charter to engage and pay for the services of outside advisors and experts, including compensation consultants and counsel.

Peer Group and Market Data. Our board of directors has from time to time considered market data on compensation practices of certain other companies in its annual review of our executive compensation programs.

In 2010, our board of directors and its compensation committee reviewed and considered, on an informal basis, among other things, such market data in connection with setting fiscal year 2011 compensation. Specifically, they reviewed 1-year aged data from two composite compensation surveys in connection with setting 2011 executive officer salary levels: the 2010 Towers Perrin Executive Compensation Survey and the 2010 CompStudy US Technology Survey. The participating companies whose information was included in these surveys were not selected by our board or on our behalf, and we did not focus on any particular company covered by these surveys. The 2010 Towers Perrin Executive Compensation Survey included publicly traded companies in the technology industry, while the participants in the 2010 CompStudy US Technology Survey, whose identities were not disclosed, were venture capital-backed, privately held companies in the information technology industry. In relative terms as it applied to fiscal year 2011 compensation decisions, our board of directors believed that the market information included in the CompStudy US Technology Survey was generally more relevant to our circumstances than the information reflected in the Towers Perrin survey. While both surveys were used as reference tools, the data was not the primary factor that drove decisions made for 2011 compensation. Rather, in making final compensation decisions for 2011, the board was also informed by a variety of other factors including corporate and individual performance, competitive factors in the market for talent, dynamics within our company and industry, and internal pay equity.

As mentioned above, Frederic W. Cook created, at our board’s request, a group of peer companies for use in evaluating compensation decisions in fiscal year 2012 and beyond. Our board’s compensation committee used the peer group data in determining the size of the option grants to three named executive officers in the third quarter of 2011 and our board of directors and its compensation committee are considering this data in their decisions for 2012 compensation. This peer group, which includes public companies in the application software, software systems and digital media/broadcasting sectors that have annual revenue less than $650 million, consists of the following companies:

ANSYS, Inc.	RealD Inc.
Ariba, Inc.	Realpage, Inc.
Aspen Technology, Inc.	Rovi Corporation
Brightcove, Inc.	SeaChange International
Commvault Systems, Inc.	Solarwinds Worldwide, LLC
Concur Technologies, Inc.	Successfactors, Inc.
Fortinet, Inc.	Synchronoss Technologies, Inc.
Netsuite Inc.	Taleo Corporation
Pandora Media, Inc.	Tivo Inc.
Qlik Technologies, Inc.	Ultimate Software Group, Inc.

Our compensation committee concluded that it was appropriate to review the compensation offered by these companies, notwithstanding that the group included companies that are larger than Synacor, because it believes that these companies are representative of (although not a comprehensive list of all of) the companies against whom we primarily compete and will continue to compete for executive talent. In fact, we must compete in hiring key executives against companies much larger than the ones included in the peer group, including Comcast, Yahoo! and other large companies in the broader industry in which we operate. Our compensation committee and compensation consultant did not feel it appropriate to include such large companies in our peer group at this time. Although our annual revenue is lower than all but one of the companies in the peer group identified above, we expect that the peer group data will help us understand the directions in which we may need to take our general executive compensation practices, as well as to be well-positioned to offer competitive compensation packages should we need to hire executives for key positions, in the few years following our initial public offering.

Except as described below with respect to base salaries, neither our board of directors nor its compensation committee have established specific targets based upon the peer group data for any other individual component of, or total compensation for, our executive officers.

Principal Elements of Executive Compensation

Our executive compensation program consists of four components:

•	Base salary

•	Annual cash incentive bonuses

•	Equity compensation in the form of stock options, and

•	Certain employment termination- and change in control-related benefits.

Because of our efforts prior to our initial public offering to preserve cash, it has not always been possible to provide an officer with a base salary at the level that our board of directors considers competitive. Accordingly, our board has from time to time instead approved an increase in target bonus, a one-time bonus or additional equity awards as a result of such shortfall in targeted base salary. Except in this respect, a determination by our board with regard to one component of compensation has generally not affected its determinations with regard to the other components.

Base Salaries. Our board of directors has established base salaries for our chief executive officer and other named executive officers based upon historical company compensation practices, the officer’s position, the scope of the officer’s responsibilities within the position, and general survey information about the market compensation for that position as described above. Base salaries are reviewed annually and adjusted as and when the board determines appropriate. Salary adjustments have been, and we expect will continue to be, determined by the board or the compensation committee in its discretion, based on competitive conditions, individual performance, our overall financial and business performance, changes in job duties and responsibilities, and our overall budget for base salary increases.

For fiscal year 2011, our board of directors determined that to remain competitive in our hiring within the senior management ranks, our officer base salaries should approach the 50th percentile of the market data as drawn for each position for which data is available from the Towers Perrin and CompStudy surveys described above. In the fall of 2010, the compensation committee and our board of directors informally analyzed the base salary of each named executive officer and observed that the market data indicated that Messrs. Frankel and Chamoun were receiving base salaries significantly below this 50th percentile level. We believe this occurred with respect to our long-term executive officers because their base salaries had generally been established during the first few years of our operation, when our revenue was lower. While our board of directors believes that over time our officer base salaries should approach the 50th percentile level, it has not believed it appropriate to immediately increase salaries to this level. Rather, it prefers to gradually move toward this goal.

In February 2011, our board approved increases to the annual base salaries for Mr. Frankel and Mr. Chamoun, increasing Mr. Frankel’s salary from $295,000 to $325,090 and Mr. Chamoun’s salary from $225,000 to $240,075. The market data indicated that the base salary amounts of Messrs. Frankel and Chamoun were below the level necessary to achieve our compensation objectives, based on companies in our geographic region, technology companies throughout the United States, and the compensation packages we have paid to our new hire executive officers. In each case the increase put the officer’s salary at or slightly below the 25th percentile for the applicable position.

In connection with his commencing employment with us in August 2011, our board of directors approved a base salary for Mr. Stuart, our new chief financial officer, of $250,000, which was negotiated with him and is substantially below the 25th percentile for his position based upon the peer group data. Pursuant to his offer letter with us, Mr. Stuart’s base salary increased to $290,000 effective upon our initial public offering, which represents slightly less than the 25th percentile for his position.

Because he commenced employment with us in October 2010 and his base salary was negotiated with him at that time, Mr. Bailey did not receive a base salary increase in 2011. Instead, his base salary for 2011 remained $325,000, which is slightly below the 25th percentile of the survey data for his position.

Annual Incentive Compensation. Our annual cash incentive bonus program for executive officers, originally adopted in 2007, is designed to drive toward achievement of our annual objectives and reward individual performance in connection with achievement of those objectives. Each year, our board, upon the recommendation of its compensation committee, establishes certain financial and corporate performance objectives which it later evaluates in light of full-year performance in determining the amount of bonus payments for our executive officers. Each named executive officer has a target bonus opportunity expressed as a percentage of his base salary as in effect at the end of the fiscal year. For fiscal year 2011, the bonus targets for our named executive officers were as follows: Mr. Frankel, 70%, Mr. Stuart, 40%, and Messrs. Bailey and Chamoun, 50%. Since Mr. Stuart commenced employment with us in 2011, he was eligible to earn a prorated amount of his 2011 target bonus. The bonus program provides an opportunity for greater-than-target payout upon overachievement, as determined by the board in its discretion, up to a maximum of two times the officer’s target bonus amount.

The board retains discretion to increase or decrease bonus payments based on a variety of factors, such as accomplishing a specific business objective not included in the goals for the year (if it had a material impact on our financial results or business operations), assuming responsibility beyond the scope of the executive officer’s position, or accomplishing goals in a way that contributed materially to exceeding the financial targets for the year or generating revenue in future years.

Under our bonus program, 75% of the target bonus ties to revenue and adjusted EBITDA goals (with each having equal weight), and 25% ties to certain corporate objectives identified below. The board has not established a specific weighting with respect to these corporate objectives; rather, it reviews achievement of all such objectives and exercises its judgment to assign an achievement percentage with respect to this 25% portion of our annual cash incentive bonus.

With regard to fiscal year 2011, our board had established a revenue goal of $81.5 million and an adjusted EBITDA goal of $6 million. The corporate objectives established for the year related to the following business achievements:

•	Build and launch a multiplatform product for mobile devices

•	Grow unique visitors, search queries and advertising impressions

•	Close one large account with 3 million or more subscribers

•	Exceed budget for direct advertising sales

For fiscal year 2011, revenue was $91.1 million and adjusted EBITDA was $7.6 million and we successfully achieved each of the corporate objectives. As a result of this level of achievement of our revenue and EBITDA goals, each of our named executive officers was entitled to receive an annual incentive bonus with respect to service in 2011, representing 122% of his target bonus. As a result of our achievement of the corporate objectives, our compensation committee determined that each of our named executive officers was entitled to receive an additional 3% of his target bonus, for a total bonus payout equal to 125% of his target bonus (and in the case of Mr. Stuart, pro-rated for his months of service with us). Based on this determination, actual bonus payouts to our named executive officers were in the following amounts: Mr. Frankel, $284,375; Mr. Stuart, $52,083; Mr. Bailey, $203,125; and Mr. Chamoun, $150,048.

Long-Term Incentive Compensation. Our long-term equity incentive compensation is typically awarded in the form of options to acquire shares of our common stock, because we believe that stock options are the best retention device, offer our employees the opportunity to earn a more significant portion of equity than would other equity award instruments and, therefore, provide the greatest incentive for our management to drive toward increasing the value of our business. From time to time our compensation committee also considers other forms of equity awards, such as restricted stock. Our equity incentive plans were established to provide our employees, including our executive officers, with incentives to support our long-term success and growth. Prior to our initial public offering, stock option grants were generally approved by our board of directors. Following our initial public offering, our compensation committee is responsible for approving stock option and other equity award grants to executive officers and other employees, unless it decides to delegate authority to our chief executive officer to make routine grants to employees below the officer level at some point in the future. We expect that our chief executive officer will continue to make recommendations with regard to equity awards to be made to executive officers other than himself.

An executive officer typically receives a significant stock option grant in the year he or she commences employment. Thereafter, option grants may be made at varying times and in varying amounts at the discretion of our compensation committee or our board of directors. We do not have any program or obligation that requires us to grant equity compensation to any executive officer on specified dates, nor do we have any policy or practice with regard to granting options or equity awards in relation to the release of corporate information. Stock options are typically granted on the first board meeting following a new employee’s date of hire. For options granted to newly hired employees, the vesting commencement date applicable to their options is typically the first day of the month following the month in which they commence employment, whereas for options granted to current employees, the vesting commencement date is typically the first day of the month during which the grant is made. Now that we are a publicly-traded company, we anticipate that our compensation committee will review and update or change these procedures as it determines to be appropriate.

Prior to our initial public offering, the size of each option grant was generally set at a level that our board of directors deemed appropriate to create a meaningful opportunity for stock ownership while reflecting the individual’s position with us and the individual’s potential for future responsibility. Prior to our initial public offering, and since 2006, the exercise price of options has been determined by our board of directors on the basis of a report obtained from an independent valuation firm. We expect that the exercise price for options we grant following our initial public offering will be the closing price of our common stock on the grant date.

Stock options granted under our 2006 Stock Plan generally vest subject to continued service as to 25% of the shares on the anniversary date of the first day of the month following the date of hire, and then as to 1/48th of the shares each month thereafter. These vesting schedules are designed to provide a meaningful incentive to remain in our employ over a long period of time and to reflect the prevailing practice among comparable companies.

To date, we have not granted additional options to employees on an annual basis, although we evaluate employee performance on an annual basis. Instead, additional options have been granted from time to time to employees if our board of directors determined that an additional grant was necessary on the basis of our retention or incentive needs, corporate and individual performance, the individual’s existing equity holdings, and internal pay equity. When additional grants have been made, the amount of such grants was determined in the discretion of the board of directors, after considering any recommendation made by our chief executive officer.

In connection with the commencement of his employment with us in August 2011, our new chief financial officer, Mr. Stuart, was granted an option to purchase 250,000 shares. This amount was determined based upon negotiations with Mr. Stuart in advance of his accepting our employment offer. At this same time, Frederic W. Cook completed an executive compensation study in preparation for the 2012 annual compensation review. Its report indicated that Mr. Frankel and Mr. Chamoun were at the 25th percentile for total compensation, based on a comparison with the peer group identified above, as set forth under the heading “Compensation-Setting Processes.” In an effort to address retention concerns, including in light of the fact that Messrs. Frankel and Chamoun would be fully vested in their outstanding options in the first quarter of 2012, our compensation committee, with the support of our board of directors, approved in August 2011 the grant of an option to purchase 175,000 shares of our common stock to Mr. Frankel and an option to purchase 100,000 shares of our common stock to Mr. Chamoun. The compensation committee determined the number of shares subject to these awards based upon a number of factors, including such as providing the officer with a meaningful amount of unvested equity as we headed into fiscal year 2012 and achieving internal equity within the senior management team. All options granted in August 2011 had exercise prices equal to the then-fair market value of our common stock of $3.32 per share, which valuation was based on a written report prepared by an independent valuation firm.

We currently do not require our directors or executive officers to own a particular amount of our common stock. Our board of directors is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Employment Agreements. We have entered into letter agreements with each of our named executive officers that provide severance benefits in certain circumstances, including in connection with a change of control. The terms of these agreements are described below under the headings “Employment Agreements and Offer Letters” and “Potential Payments upon Termination or Change in Control.” Our board of directors believes that it is appropriate to provide such benefits to our named executive officers in order to keep them focused on achieving corporate objectives in the context of at-will employment and the possibility of significant corporate events that could disrupt our employment relationships with our executive officers.

Other than the offer letter we entered into with Mr. Stuart at the time of his hire in 2011, we did not approve any new employment or similar agreements with our named executive officers during fiscal year 2011.

Perquisites

Our executive officers generally participate in the same group insurance and employee benefit plans as our other salaried employees. At this time, we do not generally offer special benefit plans or programs in which only executive officers may participate. However, because their offer letters tend to be negotiated, we have from time to time provided certain benefits to officers in connection with their commencing employment with us. During 2010, as negotiated with him prior to his accepting our employment offer, we provided Mr. Bailey with a relocation package in an amount of up to $150,000, a portion of which was paid to Mr. Bailey in fiscal year 2011. Similarly, we negotiated a relocation package with Mr. Stuart in connection with his employment offer, including a gross-up for taxes with respect to certain amounts received or to be received by him in fiscal years 2011 and 2012, and a potential one-time $40,000 bonus if he and his spouse relocate to Buffalo by September 15, 2012.

Clawback Policy

Our board of directors has not adopted a policy as to whether or not we will make retroactive adjustments to, or require recovery of, any cash or equity-based incentive compensation paid to the named executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. We will comply with applicable laws and regulations requiring any such adjustments to or recovery of incentive compensation.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million per person on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers other than the chief financial officer. There is an exemption from the $1 million limitation for performance-based compensation that meets certain requirements. We expect all grants of options made under our 2006 Stock Plan and 2012 Equity Incentive Plan to qualify for the exemption. Grants of restricted shares or stock units under our equity award plans may qualify for the exemption if vesting is contingent on the attainment of objectives based on the performance criteria set forth in the plan and if certain other requirements are satisfied. Grants of restricted shares or stock units that vest solely on the basis of service cannot qualify for the exemption. Our current cash incentive plan is not designed to qualify for the exemption. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our compensation committee has not adopted a policy requiring all compensation to be deductible. Although tax deductions for some amounts that we pay to our named executive officers as compensation may in the future be limited by section 162(m), we would not expect this limitation would result in the payment of increased federal income taxes by us immediately following our initial public offering due to our net operating loss carry-forward position. Our compensation committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that such action is appropriate and in our best interests.

Under current accounting rules governing the manner in which equity compensation paid to our employees, including our executive officers, is to be accounted for, we estimate and record an expense for each equity award over the applicable service period. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We have not tailored our executive compensation program to achieve particular accounting results.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Gary L. Ginsberg Andrew Kau Jordan Levy

Summary Compensation Table

The following table provides information concerning the compensation paid to our named executive officers for our 2011 and 2010 fiscal years.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards (7) ($)	Non-Equity Incentive Plan Compensation ($)(8)	All Other Compensation ($)		Total ($)
Ronald N. Frankel	2011	322,583		87,835	(4)	290,500	284,375	21,325	(9)	1,006,618
President & Chief	2010	293,750		0		0	118,738	17,386	(9)	429,874
Executive Officer

William J. Stuart Chief Financial Officer (1)	2011	99,520	(2)	0		415,000	52,083	14,028	(10)	580,631

Scott A. Bailey	2011	325,000		42,939	(5)	0	203,125	0		571,064
Chief Operating Officer	2010	81,250	(3)	40,625		606,000	0	107,061	(11)	834,936

George G. Chamoun	2011	238,191		50,000	(6)	166,000	150,048	0		604,239
Executive Vice President	2010	220,833		0		0	64,400	0		285,233
of Sales and Marketing

Notes:

(1)	Mr. Stuart commenced employment with us on August 8, 2011.
(2)	Amount reflects prorated compensation for 2011.
(3)	Amount reflects prorated compensation for 2010.
(4)	Represents a one-time bonus to Mr. Frankel to reward him for completing certain significant business transactions in 2011.
(5)	Represents a relocation bonus payable to Mr. Bailey pursuant to his offer letter. If Mr. Bailey resigns before completing 12 months of continuous service, he is required to immediately refund to us such amount, plus a portion of an additional $107,061 that we paid Mr. Bailey during 2010 in connection with his relocation to Buffalo.
(6)	Represents a one-time bonus to Mr. Chamoun to reward him for completing certain significant business transactions in the first half of 2011.
(7)	The amounts in this column represent the aggregate grant date fair value of option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 9 of the Notes to the Financial Statements included in our Annual Report on Form 10-K filed on March 30, 2012 for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.
(8)	Represents amounts paid in 2012 for services provided in 2011 pursuant to our Management Cash Incentive Plan. For Mr. Stuart the payment was pro-rated for months worked for us in 2011.
(9)	Represents medical benefits paid to or on behalf of Mr. Frankel.

(10)	Represents reimbursement of $12,373 in expenses incurred in connection with Mr. Stuart’s relocation from Cambridge, Massachusetts, to Buffalo, including temporary housing and utilities, automobile rental and air travel to Buffalo. The amount shown above also includes $1,655 paid to Mr. Stuart as a gross-up related to taxes incurred in connection with the foregoing payments.
(11)	Pursuant to Mr. Bailey’s offer letter, we agreed to reimburse Mr. Bailey up to $150,000 in connection with his relocation, by December 31, 2010, from Philadelphia, Pennsylvania, to the Buffalo, New York, area, with any unused portion of such amount payable to Mr. Bailey as a relocation bonus. If Mr. Bailey resigns before completing 12 months of continuous service, he is required to immediately refund to us all such payments and reimbursements made by us. In addition, in connection with relocation to Buffalo, Mr. Bailey was entitled to reasonable executive-style housing through December 31, 2010 and to reasonable rental housing from the date his family relocated to Buffalo through June 30, 2011. Mr. Bailey was also entitled to reimbursement for reasonable travel expenses incurred by him or his spouse for travel to Buffalo from Philadelphia through December 31, 2010. The amount shown includes $6,693 as reimbursement for moving expenses and $100,368 as an additional relocation payment. The remaining $42,939 was paid to Mr. Bailey in 2011 as a bonus.

Grants of Plan-Based Awards

The following table provides information concerning each plan-based award granted to our named executive officers during our 2011 fiscal year. The amounts in the table below under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect each officer’s participation in our Management Cash Incentive Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)
Ronald N. Frankel	N/A	0	227,563	455,126
	8/16/11				175,000	(2)	3.32	290,500

William J. Stuart	N/A	0	100,000	200,000
	8/16/11				250,000	(2)	3.32	415,000

Scott A. Bailey	N/A		162,500	325,000

George G. Chamoun	N/A	0	120,038	240,075
	8/16/11				100,000	(2)	3.32	166,000

Notes:

(1)	Represents awards granted under our Management Cash Incentive Plan, which were based on achievement of certain levels of performance in our 2011 fiscal year. These columns show the awards that were possible at the threshold, target and maximum levels of performance (with the maximum payout under the plan being 200% of the target amount). The column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table shows the actual awards earned in our 2011 fiscal year by our named executive officers under the plan. For more information about our Management Cash Incentive Plan, please see the section titled “Compensation Discussion and Analysis” above.
(2)	Shares underlying the option vest over 4 years of service, with 25% vesting upon completion of 12 months of service and the remainder vesting in 36 equal monthly installments thereafter.
(3)	The amount in this column represents the aggregate grant date fair value of the option computed in accordance with FASB ASC Topic 718. See Note 9 of the Notes to the Financial Statements included in our Annual Report on Form 10-K filed on March 30, 2012 for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning each unexercised option held by our named executive officers as of December 31, 2011.

Except as indicated in the footnotes below, options granted to our named executive officers are generally immediately exercisable with respect to all of the option shares (whether vested or unvested), subject to our repurchase right in the event that the executive’s service terminates before vesting in such shares. For information regarding the vesting acceleration provisions applicable to the options held by our named executive officers, please see the section titled “Potential Payments upon Termination or Change in Control” below.

	Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Vested		Number of Securities Underlying Unexercised Options (#) Unvested	Option Exercise Price ($)	Option Expiration Date
Ronald N. Frankel	3/13/03	3/13/02	382,205	(1)	—	0.04	3/13/13
Ronald N. Frankel	11/18/04	10/1/04	360,013	(2)	—	0.20	11/17/14
Ronald N. Frankel	4/3/07	4/3/07	172,725	(2)	—	0.926666	4/2/17
Ronald N. Frankel	9/14/07	2/1/08	102,812	(2)	2,187	2.52	9/13/17
Ronald N. Frankel	8/16/11	9/1/11	0	(2)(3)	175,000	3.32	8/15/21
William J. Stuart	8/16/11	9/1/11	0	(2)(4)	250,000	3.32	8/15/21
Scott A. Bailey	11/18/10	11/1/10	116,666	(2)(5)	283,333	2.88	11/17/20
George G. Chamoun	11/18/04	10/1/04	108,004	(2)	—	0.20	11/17/14
George G. Chamoun	9/14/07	2/1/08	73,437	(2)	1,562	2.52	9/13/17
George G. Chamoun	8/16/11	9/1/11	0	(2)(6)	100,000	3.32	8/15/21

Notes:

(1)	2.083% of the shares underlying the option vested following the completion of each month of service after the Vesting Commencement Date.
(2)	Shares underlying the option vest over 4 years of service after the Vesting Commencement Date, with 25% upon completion of 12 months of service and in 36 equal monthly installments thereafter.
(3)	84,640 of the option shares are immediately exercisable, with an additional 30,120 of the option shares becoming exercisable at any time after each of December 31, 2011, December 31, 2012, and December 31, 2013.
(4)	129,520 of the option shares are immediately exercisable, with an additional 30,120 of the option shares becoming exercisable after each of December 31, 2011, December 31, 2012, December 31, 2013, and December 31, 2014.
(5)	295,834 of the option shares are immediately exercisable, with an additional 34,722 of the option shares becoming exercisable at any time after each of December 31, 2011, December 31, 2012, and December 31, 2013.
(6)	30,120 of the option shares are immediately exercisable, with an additional 30,120 of the option shares becoming exercisable at any time after each of December 31, 2011 and December 31, 2012, with the remaining 9,640 option shares becoming exercisable after December 31, 2013.

Option Exercises and Stock Vested

Messrs. Frankel and Chamoun both exercised vested options during our 2011 fiscal year. None of our named executive officers held any stock awards during our 2011 fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Ronald N. Frankel	550,000	1,804,000	(1)
George G. Chamoun	287,163	941,895	(2)

Notes:

(1)	Represents the product of (a) the number of shares exercised multiplied by (b) the excess of (i) $3.32, the fair market value of the Company’s common stock on the exercise date (August 29, 2011) over (ii) $0.04, the exercise price per share.
(2)	Represents the product of (a) the aggregate number of shares exercised multiplied by (b) the excess of (i) $3.32, the fair market value of the Company’s common stock on each exercise date (August 31 and September 22, 2011) over (ii) $0.04, the exercise price per share.

Pension Benefits & Nonqualified Deferred Compensation

The Company does not provide a pension plan for its employees and none of our named executive officers participated in a nonqualified deferred compensation plan during our 2011 fiscal year.

Employment Agreements and Offer Letters

Ronald N. Frankel. We entered into a letter agreement with Mr. Frankel in July 2007 (which remains subject to our policy applicable to severance benefits), which clarified the severance benefit and vesting acceleration that were initially offered to Mr. Frankel when he commenced employment with us in 2001. In addition, we entered into a change of control severance agreement with Mr. Frankel that became effective as of the effective date of our initial public offering. See “Potential Payments upon Termination or Change in Control” below for a description of the severance benefits and vesting benefits provided by these agreements.

William J. Stuart. We entered into a letter agreement with Mr. Stuart in August 2011, which sets forth his base salary of $250,000 and his eligibility for a target bonus of up to 40% of such base salary. Pursuant to such letter agreement, Mr. Stuart’s base salary increased to $290,000, effective on February 9, 2012, the date that we first became a public company as a result of an initial public offering. In addition, Mr. Stuart is entitled to be reimbursed for certain relocation expenses incurred in moving himself from Cambridge, Massachusetts, to the Buffalo area, including temporary housing for the first six months of his employment. Provided that Mr. Stuart and his spouse relocate by September 15, 2012, we will pay Mr. Stuart a $40,000 bonus. If Mr. Stuart resigns his employment with us before completing 12 months of continuous service, he must repay us all such relocation payments and reimbursements; if he resigns after completing 12, but before completing 36, months of continuous service, he must repay us a prorated amount of such payments and reimbursements. Further, and excluding the $40,000 bonus amount, any relocation amounts that we pay to Mr. Stuart that result in taxable income to him will be grossed up at the rate of 40% of the underlying reimbursements. The letter agreement also provides for severance benefits and vesting acceleration. See “Potential Payments upon Termination or Change in Control” below for a description of these benefits.

Scott A. Bailey. We entered into a letter agreement with Mr. Bailey in September 2010, which sets forth his base salary of $325,000 per year and his eligibility for a target bonus of up to 50% of such base salary. Pursuant to such letter agreement, Mr. Bailey is eligible to receive up to $150,000 in connection with his relocation to the Buffalo, New York, area, which was subject to repayment by Mr. Bailey if he resigned before completing 12 months of continuous service with us. In addition, we agreed to provide reasonable executive-style temporary housing to Mr. Bailey until no later than December 31, 2010, and, to facilitate the permanent relocation of his family to the Buffalo area, to provide him with reasonable rental housing from the date his family moves through June 30, 2011. We also agreed to provide reasonable travel expenses incurred by Mr. Bailey or his spouse for travel to Buffalo from Philadelphia, Pennsylvania, through December 31, 2010. The letter agreement also provides for severance benefits and vesting acceleration. See “Potential Payments upon Termination or Change in Control” below for a description of these benefits.

George G. Chamoun. We entered into an employment agreement with Mr. Chamoun in December 2000, which is subject to our policy applicable to severance benefits. In addition, we entered into a change of control severance agreement with Mr. Chamoun that became effective as of the effective date of our initial public offering. See “Potential Payments upon Termination or Change in Control” below for a description of Mr. Chamoun’s severance benefits and vesting acceleration.

Potential Payments upon Termination or Change in Control

Ronald N. Frankel

Pursuant to our letter agreement with Mr. Frankel, if we terminate Mr. Frankel’s employment without cause, he will receive a lump-sum severance payment equal to 12 months of his then-current base salary. Cause under Mr. Frankel’s letter agreement is defined as Mr. Frankel’s intentional failure to perform his assigned duties; commission of a felony or any fraudulent or similar act or misconduct; unauthorized use or disclosure of our proprietary information or trade secrets or any other party’s proprietary information or trade secrets; or willful breach of any of Mr. Frankel’s obligations to us.

Options granted to Mr. Frankel have the following vesting acceleration: If Mr. Frankel is terminated without cause at any time, he will receive an additional 12 months of vesting. In addition, in the event of a change of control, 100% of his unvested options will vest if the acquirer or successor entity does not assume such options in full; if his compensation is reduced below the rate as of immediately prior to the change of control; if his place of employment is relocated more than 35 miles from its location immediately prior to the change of control; or if his duties and responsibilities are reduced as a result of or following such change of control (including as a result of our termination of Mr. Frankel for any reason). Cause under Mr. Frankel’s option agreements is defined substantially as under his letter agreement with us, as described above. Change of control under Mr. Frankel’s option agreements is defined as a sale of our assets or our merger or consolidation with or into another corporation.

William J. Stuart

Pursuant to our letter agreement with Mr. Stuart, if we terminate his employment for any reason other than cause or permanent disability after the earliest of his completion of 12 months of continuous service with us, following the relocation of Mr. Stuart and his spouse to the Buffalo area, or following our change of control, we will continue to pay Mr. Stuart his base salary and the COBRA premiums for himself and his eligible dependents for a period of 12 months following such termination. Cause under Mr. Stuart’s letter agreement is defined as his unauthorized use or disclosure of our confidential information or trade secrets; material breach of any agreement with us; material failure to comply with our written policies or rules; conviction of or plea of guilty or no contest to a felony; gross negligence or willful misconduct; continuing failure to perform assigned duties; or failure to cooperate in good faith with a governmental or internal investigation of us, our directors, officers or employees, if we have requested his cooperation.

The option granted to Mr. Stuart on August 16, 2011, has the following vesting acceleration. In the event of our change in control, 100% of the unvested option will vest if the acquirer or successor does not assume such option or if Mr. Stuart is subject to an involuntary termination within 12 months after such change in control. Involuntary termination means a termination without cause or a voluntary resignation by Mr. Stuart following a material reduction in his job responsibilities, relocation by more than 50 miles or a reduction in compensation. Cause and change of control under Mr. Stuart’s option agreement are defined substantially as under Mr. Frankel’s option agreements, as described above.

Scott A. Bailey

Pursuant to our letter agreement with Mr. Bailey, if we terminate his employment for any reason other than cause or permanent disability after he and his spouse relocate to the Buffalo area or at any time following our change of control, we will continue to pay Mr. Bailey his base salary for a period of 12 months following such termination. In addition, if we terminate his employment for any reason other than cause or permanent disability at any time, we will pay his COBRA premiums for a period of 12 months following such termination. Mr. Bailey is also entitled to receive 12 months’ vesting on all of his options or restricted stock. Further, if Mr. Bailey is terminated subsequent to our change of control or after the effective date of our initial public offering, we will also pay Mr. Bailey his target bonus prorated through the last day of his employment. Cause under Mr. Bailey’s letter agreement is defined as under Mr. Stuart’s letter agreement.

The option granted to Mr. Bailey on November 18, 2010, has the following vesting acceleration. If, in connection with, or within 12 months following, a change of control in which the acquiring or succeeding entity assumes the option or makes a substitution for it, Mr. Bailey is subject to an involuntary termination, he will receive an additional 12 months’ vesting. Involuntary termination under Mr. Bailey’s option agreement means our termination of Mr. Bailey’s service without cause or his voluntary resignation within 30 days following a material reduction in his job responsibilities; relocation of more than 50 miles; or a reduction in his then-current base salary by at least 10%, other than pursuant to a generally applicable salary reduction. Cause and change of control are defined substantially as with respect to Mr. Frankel’s option, as described above.

George G. Chamoun

Pursuant to our employment agreement with Mr. Chamoun, if he resigns for good reason, or if he is terminated by us for any reason other than for cause (including a termination in contemplation of our change in control), we will continue to pay Mr. Chamoun his base salary for a period of six months following such termination. Good reason means a resignation by Mr. Chamoun due to our material breach of his employment agreement, because he is required to relocate to a location other than one of our principal offices or if (following our change in control) he is not offered a position having duties, rights and responsibilities similar to those before the transaction. Cause under Mr. Chamoun’s employment agreement means his dishonesty, commission of a felony, willful violation of his fiduciary duties or material violation of the terms of his employment agreement. Change of control is defined substantially as with respect to Mr. Frankel’s option, as described above.

The options granted to Mr. Chamoun on September 14, 2007, and August 16, 2011, each have the following vesting acceleration. If, in connection with, or within 12 months following, a change of control in which the acquiring or succeeding entity assumes the option or makes a substitution for it, Mr. Chamoun is subject to an involuntary termination, he will receive an additional 12 months of vesting. Involuntary termination under Mr. Chamoun’s option agreements have the same meaning as with respect to Mr. Bailey’s option, as described above.

Post-Offering Change of Control Severance Benefits

Our board of directors approved change of control severance agreements for Mr. Frankel and Mr. Chamoun that became effective when our initial public offering was consummated. If an executive is subject to an involuntary termination in connection with or within 12 months following our change of control, he will receive severance equal to 12 months of his then-current base salary plus his then-annual target bonus amount, payable over a 12-month period. In addition, we will pay the executive’s COBRA premiums for 12 months, and each executive will be eligible for 12 months’ additional vesting with respect to any of our equity granted to such executive. All such benefits are contingent on the executive signing a general release of all claims against us. If an executive has an existing agreement that provides for severance benefits, such executive will receive benefits under whichever agreement provides the greatest benefits (but not both). Change of control under our change of control agreement means our merger or consolidation with or into another corporation; a sale of our assets; a change in the majority of our board of directors; or any transaction as a result of which any person acquires beneficial ownership of at least 50% of the total voting power of our then-outstanding voting securities. Involuntary termination under our change of control agreement is defined substantially as under Mr. Bailey’s option, as described above. Cause is defined substantially as under Mr. Frankel’s letter agreement, as described above.

Each of Messrs. Stuart and Bailey are eligible for benefits in the event of a change of control as described above.

Change-of-Control Benefits Under Our Stock Plans

Under our 2006 Stock Plan, awards that are not continued, assumed or substituted by the surviving entity will be cancelled in exchange for a payment equal to the difference between the fair market value of the shares subject to such options and the exercise price per share applicable to such award. Such payments may be made in installments and paid pursuant to a vesting schedule at least as favorable as that which would otherwise have applied had such options remained outstanding pursuant to their terms. Change of control is defined under our 2006 Stock Plan as a sale of our assets or our merger or consolidation with another corporation.

In addition, the form of stock option agreement under our 2006 Stock Plan provides for 12 months of accelerated vesting if an optionee is subject to an involuntary termination in connection with, or within 12 months after, a change in control in which our options are assumed or substituted by the surviving entity. Involuntary termination is defined as our termination of the optionee’s service without cause or the optionee’s resignation as a result of a material reduction in job responsibilities, relocation by more than 50 miles or a reduction in base salary by at least 10% (other than in connection with a general salary level reduction). Cause is defined as willful failure to perform duties or responsibilities; commission of any act of fraud, embezzlement, dishonesty or other willful misconduct; unauthorized use or disclosure of proprietary information or trade secrets; or willful breach of any obligation under a written agreement or covenant with us. A change of control includes our merger or consolidation with or into another corporation, after which our stockholders who owned more than 50% of our capital stock immediately before the transaction will own 50% or less of the total voting power of the surviving corporation or entity; or a sale of all or substantially all of our assets.

Under our 2000 Stock Plan, if we are subject to a change of control, awards terminate if not assumed or substituted by the surviving entity. Change of control under our 2000 Stock Plan is defined as under our 2006 Stock Plan, as described above.

Estimated Benefits and Payments Upon Termination or Change in Control

The following table provides information concerning the potential payments and benefits payable upon termination of our named executive officers’ employment or upon a change of control, as if each named executive officer’s employment terminated or other vesting acceleration event occurred on December 31, 2011.

For purposes of valuing the vacation payments in the table below, we used each executive’s base salary in effect as of December 31, 2011, and the number of accrued but unused vacation days as of December 31, 2011. The value of equity acceleration shown in the table below assumes that the vesting acceleration occurred on December 31, 2011, and was calculated by multiplying the number of unvested option shares that will accelerate by the difference between the fair market value of our common stock on December 31, 2011 (assuming that the fair market value of our common stock on that date was the initial public offering price of $5.00 per share) and the exercise price per share.

If any executive has an existing agreement that already provides for severance benefits, he will be entitled to benefits under the agreement that provides the greatest benefits, but not both.

For purposes of the following table, we have assumed that the Change in Control Benefits to which our named executive officers are entitled only after our initial public offering became effective had been in effect as of December 31, 2011.

Name	Benefit	Voluntary Resignation ($)		Termination Without Cause Unrelated to a Change in Control ($)		Change in Control Benefits
						Pursuant to Executives’ Change in Control Severance Agreement ($) (6)	Pursuant to Other Individual Agreement ($)
Ronald N. Frankel	Cash Severance	—		325,090	(3)	552,653	325,090
	Equity Acceleration	—		78,924	(3)	78,924	299,424	(7)
	COBRA Premiums	—		22,856		22,856	—
	Vacation Payout	29,697		29,697		29,697	29,697
	Total Value	29,697		456,567		684,130	654,211

William J. Stuart	Cash Severance	—		—		—	250,000	(8)
	Equity Acceleration	—		—		—	420,000	(8)
	COBRA Premiums	—		—		—	18,056	(8)
	Vacation Payout	4,327		4,327		—	4,327
	Total Value	4,327		4,327		—	692,383

Scott A. Bailey	Cash Severance	—		487,500	(4)	—	487,500	(9)
	Equity Acceleration	—		212,000	(4)	—	212,000	(9)
	COBRA Premiums (1)	—		13,648	(4)	—	13,648	(9)
	Vacation Payout	15,625		15,625		—	15,625
	Total Value	15,625		728,773		—	728,773

George G. Chamoun	Cash Severance	120,038	(2)	120,038	(5)	360,113	120,038	(10)
	Equity Acceleration	—		—		45,874	45,874	(10)
	COBRA Premiums	—		—		13,648	—
	Vacation Payout	21,468		21,468		21,468	21,468
	Total Value	141,506		141,506		441,103	187,380

Notes:

(1)	The value of COBRA premiums shown with respect to Mr. Bailey reflects the cost of COBRA continuation coverage under health plans sponsored by Mr. Bailey’s prior employer, as Mr. Bailey elected not to participate in our health plans until January 1, 2012.
(2)	Represents 6 months of base salary payable to Mr. Chamoun if he resigns as a result of our material breach of his employment agreement or if he is required to relocate under certain circumstances or if he is terminated by us without cause.
(3)	Represents a lump-sum payment equal to 12 months of base salary and 12 months of vesting acceleration with respect to Mr. Frankel’s options granted on September 14, 2007, and August 16, 2011, if he is terminated without cause at any time.
(4)	Represents salary continuation payments equal to 12 months of base salary and prorated target bonus, 12 months of COBRA premiums paid by the Company and 12 months of vesting with respect to his options or restricted shares. Mr. Bailey is eligible for such benefits if he is terminated for any reason other than cause or permanent disability at any time following the relocation of Mr. Bailey and his spouse to the Buffalo, New York, area (or, with respect to payment of his COBRA premiums, if he is terminated for any reason other than cause or permanent disability at any time). Mr. Bailey is only eligible to receive a prorated target bonus if he is terminated by us other than for cause or permanent disability after the date of our initial public offering.
(5)	Represents 6 months of base salary payable to Mr. Chamoun if he is terminated without cause.

(6)	The amounts shown are payable if the executive is subject to an involuntary termination in connection with, or within 12 months following, a change of control. Each executive is entitled to severance in an amount equal to 12 months of base salary and annual target bonus; 12 months of COBRA premiums paid by the Company; and 12 months of equity acceleration (other than Mr. Stuart, who is entitled to full vesting of his option).
(7)	Represents full vesting with respect to options granted to Mr. Frankel if such options are not assumed in full or if Mr. Frankel’s compensation is reduced below the rate in effect immediately prior to the change of control, if his work site is relocated by more than 35 miles, or if his duties and responsibilities are reduced as a result of or following the change of control.
(8)	Represents salary continuation payments equal to 12 months of his base salary and 12 months of COBRA premiums paid by the Company if Mr. Stuart is terminated for any reason other than cause or permanent disability at any time following our change of control. Mr. Stuart is also eligible to receive full accelerated vesting of his option granted August 16, 2011, if such option is not assumed in full or if, within 12 months after such change in control, Mr. Stuart is subject to an involuntary termination.
(9)	Represents salary continuation payments equal to 12 months of his base salary, 12 months of COBRA premiums paid by the Company, 12 months of vesting with respect to his options or restricted shares and prorated target bonus through his last day of employment if he is terminated for any reason other than cause or permanent disability at any time following our change of control. Mr. Bailey is also eligible to receive 12 months of vesting with respect to his option granted November 18, 2010, if, in connection with or within 12 months following, a change of control in which the acquiring or succeeding entity assumes the option or makes a substitution for it, he is subject to an involuntary termination.
(10)	Represents 6 months of base salary payable to Mr. Chamoun if, following a change of control, Mr. Chamoun resigns because he is not offered a position having duties, rights and responsibilities similar to those before the transaction, or if he is terminated by us in contemplation of such change of control. Represents 12 months of vesting with respect to options granted on September 14, 2007, and August 16, 2011, if, in connection with or within 12 months following a change of control in which the acquiring or succeeding entity assumes options or substitutes for them, Mr. Chamoun is subject to an involuntary termination.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2011 with respect to shares of common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	5,082,776	$2.14	109,090
Equity compensation plans not approved by security holders	—	—	—
Total	5,082,776	$2.14	109,090

Notes:

(1)	This table does not include an additional 1,000,000 shares reserved for issuance under the 2012 Equity Incentive Plan, approved by our Board of Directors and stockholders in 2012.

TRANSACTIONS WITH RELATED PERSONS

Other than the compensation arrangements with directors and executive officers, there have been no transactions since January 1, 2011 (and there are no currently proposed transactions) in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements

In connection with our initial public offering and thereafter, we entered into an indemnification agreement with each of our directors and executive officers. The agreement provides that we will indemnify him or her against any and all expenses that he or she incurs because of his or her status as one of our directors or executive officers to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our Bylaws, except in a proceeding initiated by that person without the approval of our Board of Directors. In addition, the agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by him or her in connection with a legal proceeding.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors adopted certain written policies and procedures with respect to related person transactions on November 16, 2011. These policies and procedures require that certain transactions, subject to specified exceptions and other than one that involves compensation, between us and any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, be consummated only if (i) approved or ratified by our Audit Committee and only if the terms of the transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party or (ii) approved by the disinterested members of our Board of Directors. Our policies and procedures with respect to related person transactions also apply to certain charitable contributions by us or our executive officers and to the hiring of any members of the immediate family of any of our directors or executive officers as our permanent full-time employees. Our Compensation Committee is also required to approve any transaction that involves compensation to our directors and executive officers.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are Synacor, Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Synacor, Inc., 40 La Riviere Drive, Suite 300, Buffalo, New York 14202, Attn: Corporate Secretary, or call (716) 853-1362. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ William J. Stuart

William J. Stuart

Chief Financial Officer and Corporate Secretary

April 30, 2012

SYNACOR, INC. 40 La Riviere Drive Suite 300 Buffalo, NY 14202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees

01 Andrew Kau	02 Jordan Levy

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2      To ratify the appointment by the Audit Committee of the Board of Directors of

        Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012.

						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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SYNACOR, INC.

Annual Meeting of Stockholders

May 24, 2012 11:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Ronald N. Frankel and William J. Stuart, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SYNACOR, INC. that the stockholder(s) is/ are entitled to vote at the Annual Meeting of stockholder(s) to be held at 11:00 AM, EDT on May 24, 2012, at Shea’s Performing Arts Center, 646 Main Street, Buffalo, New York 14202, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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